                      THE RIVAL COMPANY AND SUBSIDIARIES              EXHIBIT 11
                              EARNINGS PER SHARE
                     (in thousands except per share data)

                                                      Three Months ended
                                                        September 30,*
                                                       --------------

                                                  1996                 1995
                                                 ------               ------
Net earnings                                     $5,276               $5,093
                                                 ======               ======
Weighted average common and common
  equivalent shares outstanding                   9,948                9,921
                                                 ======               ======
Earnings per common and common
  equivalent shares                              $ 0.53               $ 0.51
                                                 ======               ======
Computation of weighted average
 common and common equivalent
 shares outstanding:
  Average common shares
   outstanding                                    9,730                9,717
  Average number of
   options outstanding                              684                  538
  Less treasury shares acquired
   with proceeds from exercise
   of options                                      (446)                (334)
                                                 ------               ------
Weighted average common and common
 equivalent shares outstanding                    9,948                9,921
                                                 ======               ======

* Fully diluted earnings per share is equal to primary earnings per share for both periods presented.